Exhibit 4.14

Amended and Restated Equity Interest Pledge Agreement

This Amended and Restated Equity Interest Pledge Agreement (this “Agreement”) is signed by the following parties on January 2, 2025:

Party A: Yixing Manxian Information Technology Co., Ltd. (宜興滿鮮信息科技有限公司), a limited liability company established and validly existing under Chinese laws, with its registered address at No. 528 Luyuan Road, Xinjie Street, Yixing City;

Party B:

1.

Jiangsu Manyun Software Technology Co., Ltd. (江蘇滿運軟件科技有限公司), a limited liability company established and validly existing under Chinese laws, with its registered address at 3-6/F, Building 3 (Building A), Wanbo Science and Technology Park, No.20 Fengxin Road, Yuhuatai District, Nanjing;

2.

Tianjin Zhihui Yunli Management Consulting Partnership (Limited Partners) (天津智慧運力管理諮詢合夥企業（有限合夥）), a limited partnership established and validly existing under Chinese law, with its registered address at Room 202, Office Area Of Inspection Warehouse, No. 6262 Aozhou Road, Tianjin Pilot Free Trade Zone (Dongjiang Free Trade Port Zone) (天津自貿試驗區(東疆保稅港區)澳洲路6262號查驗庫辦公區202室 ) (No. 3704 of Free Trade Zone Branch, Tianjin Dongjiang Business Secretarial Services Co., Ltd. (天津東疆商務秘書服務有限公司自貿區分公司托管第3704號));

3.	Hui Zhang, ID Number [REDACTED];

Party C: Nanjing Manyun Cold Chain Technology Co., Ltd. (南京滿運冷鏈科技有限公司), a limited liability company established and validly existing under Chinese law, with its registered address at 5/F, Building 3, 20 Fengxin Road, Yuhuatai District, Nanjing.

(Party A, Party B and Party C are individually referred to as a “Party” and collectively referred to as the “Parties”.)

Whereas:

(1) Party A, Party B and Party C have respectively signed the agreements listed in the annex to this Agreement and the annexes to such agreements (collectively referred to as the “Master Contract”);

(2) Party B holds a total of 100% equity interest in Party C; Party B intends to unconditionally and irrevocably pledge its equity of Party C to Party A as a guarantee for Party B and Party C to perform all their obligations under the Master Contract. Party A also agrees to accept the aforementioned secured interest (the “Pledge Right”).

(3) An Equity Interest Pledge Agreement (the “Original Agreement”) was signed by all Parties on May 24, 2022. As one of the original Party C shareholders, Dai Wenjian (戴文建), transferred all of his shares to Jiangsu Manyun Software Technology Co., Ltd., thus, in order to further clarify the rights and obligation arrangements between the Parties, the Parties agreed to amend the specific terms under the Original Agreement and completely replace the Original Agreement with this Agreement.

Whereas, after friendly negotiation, Party A, Party B and Party C have agreed the following agreement for joint compliance:

1. Pledge

Party B agrees to unconditionally and irrevocably pledge all 100% equity of Party C (the “Pledged Equity”) to Party A as a guarantee for Party B and Party C to perform all their obligations under the Master Contract. The amount and ratio of capital contribution pledged by each shareholder are as follows:

Name of shareholders	Pledge capital contribution (RMB: 10,000)	Pledge capital contribution ratio (%)
Jiangsu Manyun Software Technology Co., Ltd. (江蘇滿運軟件科技有限公司)	825	82.5%
Tianjin Zhihui Yunli Management Consulting Partnership (Limited Partners) (天津智慧運力管理諮詢合夥企業（有限合夥）)	100	10%
Hui Zhang	75	7.5%
Total	1,000	100%

2. Scope of Warranty

The scope of warranty of the Pledged Equity under this Agreement includes all the obligations of Party B and Party C under the Master Contract (including but not limited to any payment due but yet not paid to Party A, liquidated damages, damage awards, etc.), the costs for the realization of the principal creditor’s right and the pledge right, and all other related costs.

3. Pledge Period

The equity pledge under this Agreement shall be established from the date when it is registered in the administrative department for industry and commerce of Party C, and shall be terminated when all the master contracts have been fulfilled, expired or terminated (whichever is later). Within the pledge period, if Party B, Party C, and/or their legal assignees or successors fail to fulfill any of their obligations under any master contract, or any event of exercise under Article 8.1 of this Agreement occurs, Party A shall have the right to dispose of the Pledged Equity according to the provisions of this Agreement.

4. Registration

4.1 Party B and C undertake to Party A that they will (i) record the equity pledge issue under this Agreement on the register of shareholders of Party C on the signing date of this Agreement and will submit the register of shareholders after the equity pledge is recorded to Party A; (ii) deliver the capital contribution certificate issued by Party C to Party B to Party A on the signing date of this Agreement; and (iii) within ten working days since the signing date of this Agreement or with other feasible shortest period, register the aforementioned equity pledge to the relevant industrial and commercial registration authority for filing, and obtain the relevant registration and filing written certificates from the registration authority. On the premise of abiding by other provisions of this Agreement, during the term of this Agreement, except for registration and amendment required by Party C’s operation, Party C’s register of shareholders will be kept by Party A or its designated personnel.

4.2 Party B and Party C further undertake that after the signing of this Agreement, with Party A’s prior written consent, Party B can increase the capital on Party C; after the capital increase, Party B and Party C shall sign an Equity Interest Pledge Agreement with Party A additionally, and shall pledge all equity after capital increase to Party A; at the same time, carry out necessary amendments to the register of shareholders and the amount of equity contribution of the relevant company immediately, and perform the pledge procedure stipulated in Article 4.1.

4.3 All costs and actual expenses related to this Agreement, including but not limited to registration fee, cost of production, stamp duty, and any other taxes and expenses, shall be borne by each party respectively according to the relevant laws and regulations.

5. Representations and Warranties of Party B and Party C

Party B and Party C hereby separately and jointly represent and warrant to Party A as follows:

5.1 Party B, as the legal owner of the pledge equity, has no dispute about the ownership of the pledge equity that has or may occur. Party B has the right to dispose of part and/or all of the pledge equity, and such right to dispose of is not restricted by any third party.

5.2 Except for the pledge right stipulated in this Agreement, the power of attorney stipulated in the Amended and Restated Power of Attorney (as amended, supplemented, restated or otherwise modified from time to time) and the call option stipulated in the Amended and Restated Exclusive Option Agreement (as amended, supplemented, restated or otherwise modified from time to time), Party B has not set any other security rights or third party rights and other encumbrances on the pledge equity.

5.3 This Agreement is properly signed between Party B and Party C, constituting legal, effective and binding obligations on them.

5.4 Party B and Party C sign and fulfill this Agreement and all applicable laws, any agreement with them as one party or with binding force on their assets, any court decision, any arbitration organ’s arbitrament, and any administrative organ’s decision (if any), without any violation or conflict.

5.5 On the premise of permitted by Chinese law, the pledge under this Agreement constitutes the security interest of the first order for the pledge equity.

5.6 Party B and Party C fully understand the content of this Agreement, and their signing and performance of this Agreement are voluntary, with all the meanings true. Party B and Party C have taken all necessary measures according to Party A’s reasonable requirements, obtained all internal authorizations required by the signing and performance of this Agreement, and signed all necessary documents to ensure that the equity pledge under this Agreement is legal and effective.

5.7 In the duration of this Agreement, Party B and Party C shall abide by and implement all Chinese laws and regulations related to the pledge of rights. Upon receipt of notices, instructions or suggestions issued by the relevant competent authorities on pledge equity, they shall show the above notices, instructions or suggestions to Party A within five (5) working days, and at the same time abide by the above notices, instructions or suggestions, or raise objections and statements on the above matters according to Party A’s reasonable requirements or with Party A’s written consent.

5.8 Party B and Party C will not implement, nor promote or allow other parties to conduct any behaviors that may detract, harm or otherwise damage the value of the pledge equity or the pledge right of Party A. Party B and Party C shall notify Party A in writing within five (5) working days from the date when they have known any events and behaviors that may affect the value of the pledge equity or the pledge right of Party A. Party A shall take no responsibility for any decrease in the value of the pledge equity, and Party B and Party C shall have no right to recourse or make any request to Party A in any form.

5.9 Under the condition of complying with the relevant Chinese laws and regulations, the equity pledge under this Agreement is a continuing guaranty and remains fully effective in the duration of this Agreement. Even if Party B or Party C is insolvent, liquidated, incapacitated, or has changes in organization or status, or has any capital offset between the parties, or any other event, the equity pledge under this Agreement will not be affected.

5.10 For the purpose of implementing this Agreement, Party A has the right to dispose of the pledge equity in the way stipulated in this Agreement, and Party A shall not be subject to any interruption or impairment through the legal process by Party B or Party C, or the successor of Party B or Party C, or the consignor of Party B or Party C or anyone else, when Party A exercises its rights according to the terms of this Agreement.

5.11 In order to protect or improve this Agreement’s guarantee for Party B and Party C to fulfill the obligations under the Master Contract, Party B and Party C will sign in good faith, and urge other interested parties related to the pledge equity to sign all the certificates and contracts of rights related to the implementation of this Agreement and required by Party A, and/or perform or urge other interested parties to fulfill behaviors required by Party A and related to the implementation of this Agreement, and provide convenience for the exercise of the rights and authorizations granted to Party A under this Agreement.

In order to guarantee the interests of Party A, Party B and Party C will abide by and perform all warranties, undertakings, agreements, representations and conditions. If Party B and/or Party C fails to perform or incompletely performs their warranties, undertakings, agreements, representations and conditions, causing damages to Party A, Party B and/or Party C shall compensate Party A for all losses incurred thereby.

6. Undertakings by Party B

Party B hereby undertakes to Party A as follows:

6.1 Without Party A’s prior written consent, Party B shall not re-establish or allow to establish any new pledge or any other security interest on the pledge equity, and any fully or partly established pledge on the pledge equity without Party A’s prior written consent or any other security interest will be invalid.

6.2 Without prior written notice to Party A and obtaining its prior written consent, Party B shall not transfer the pledge equity, and all of Party B’s actions of transferring the pledge equity without Party A’s prior written consent will be invalid.

6.3 When any lawsuit, arbitration or other request occurs, and may adversely affect Party A’s rights and interests or pledge equity under this Agreement, Party B shall warrant to immediately notify Party A in writing and shall take all necessary measures according to Party A’s reasonable requirements, to ensure Party A’s pledge rights and interests on pledge equity.

6.4 Party B shall not conduct or allow any behavior that may adversely affect Party A’s interests and rights or pledge equity under the Master Contract and this Agreement.

6.5 Party B shall warrant to take all necessary measures and sign all necessary documents (including but not limited to the supplementary agreement of this Agreement) according to Party A’s reasonable requirements to ensure Party A’s pledge rights and interests on the pledge equity and the exercise and realization of such rights.

6.6 If any transfer of pledge equity is caused by the exercise of the pledge right under this Agreement, Party B shall warrant to take all measures to realize such transfer.

6.7 Party B will provide Party A with Party C’s financial statements of the previous Gregorian calendar quarter within the first month of each Gregorian calendar quarter, including (but not limited to) balance sheet, income statement and cash flow statement.

7. Undertakings by Party C

Party C hereby further undertakes to Party A as follows:

7.1 Without Party A’s prior written consent, Party C will not assist or allow Party B to re-establish any new pledge or any other security interest on the pledge equity.

7.2 Without the prior written consent of Party A, Party C will not assist or allow Party B to transfer the pledge equity.

7.3 When any lawsuit, arbitration or other request occurs, and may adversely affect the pledge equity or Party A’s rights and interests under this Agreement, Party C shall warrant to immediately notify Party A in writing and shall take all necessary measures according to Party A’s reasonable requirements, to ensure Party A’s pledge rights and interests on pledge equity.

7.4 Party C shall not conduct or allow any behavior that may adversely affect Party A’s interests and rights or pledge equity under the Master Contract and this Agreement.

7.5 Party C shall warrant to take all necessary measures and sign all necessary documents (including but not limited to the supplementary agreement of this Agreement) according to Party A’s reasonable requirements to ensure Party A’s pledge rights and interests on the pledge equity and the exercise and realization of such rights.

7.6 If any transfer of pledge equity is caused by the exercise of the pledge right under this Agreement, Party C shall warrant to take all reasonable measures to realize such transfer.

8. Event of Exercise and Exercise of Pledge

8.1 In case of any of the following events (the “Event of Exercise”), Party A may choose to request Party B or Party C to immediately and fully perform all of its obligations under this Agreement, and the pledge right established under this Agreement can also be exercised immediately:

(a) Any representations, warranties or undertakings made by Party B and Party C in this Agreement or the Master Contract are inconsistent, incorrect, untrue or no longer correct or true in any respect; or Party B, Party C or their legal assignees or successors violate or fail to abide by any of its obligations under this Agreement or the Master Contract or any undertakings and warranties that made; or

(b) Any one or more of the obligations of Party B, Party C or their legal assignees or successors under this Agreement or any master contract are deemed as illegal or invalid transactions; or

(c) Party B or Party C or their legal assignees or successors seriously violate their obligations under this Agreement.

8.2 In case of any of the above exercise events, Party A may exercise the pledge right by purchasing at a discount, appointing other party to purchase at a discount, auction or sell the pledge equity according to the relevant Chinese laws and regulations. Party A can exercise the pledge right under this Agreement without needing to first exercise other guarantees or rights, or take other measures or procedures against Party B and/or Party C or anyone else.

8.3 Upon the request of Party A, Party B and Party C shall take all legal and appropriate actions required by Party A to enable it to exercise the pledge right according to this Agreement. For this purpose, Party B and Party C shall sign all the documents and materials reasonably required by Party A, and shall implement and handle all actions and issues reasonably required by Party A.

9. Transfer

9.1 Unless with the prior written consent of Party A, Party B and Party C shall have no right to grant or transfer any of their rights and obligations under this Agreement to any third party, but not including the Amended and Restated Exclusive Option Agreement (as amended, supplemented, restated or otherwise modified from time to time) signed between Party B and Party A.

9.2 This Agreement is binding upon Party B and its legal assignees or successors, and is valid for Party A and each legal assignee or successor.

9.3 Party A may transfer all or any of its rights and obligations under the Master Contract to its designated party (which may be a natural person/legal person) at any time, in this case, the assignee shall enjoy and assume the rights and obligations that Party A enjoys and assumes under this Agreement, just as it shall enjoy and assume as a party to this Agreement. When Party A transfers the rights and obligations under the Master Contract, upon the request of Party A, Party B and/or Party C shall sign relevant agreements and documents with regard to such transfer.

9.4 If any change of Party in this Agreement is caused by the above transfer of Party A, both parties to the new pledge shall sign another pledge agreement, and Party B and Party C shall assist the assignee in handling all the equity pledge registration changes (if applicable).

10. Fundamental Change of Circumstances

10.1 As a supplement, and without violating other terms of the Master Contract and this Agreement, if at any time, due to the promulgation or change of any Chinese laws, regulations or rules, or due to the change of interpretation or application of such laws, regulations or rules, or due to the change of related registration procedures, Party A deems that it becomes illegal to keep this Agreement effective and/or dispose of the pledge equity in the way stipulated in this Agreement or violates such laws, regulations or rules, Party B and C Party shall immediately take any action, and/or sign any agreements or other documents following Party A’s written instructions and according to Party A’s reasonable requirements, so as to:

(a) Maintain this Agreement effective;

(b) Facilitate to dispose of the pledge equity in the way stipulated in this Agreement; and/or

(c) Maintain or realize the guarantee established or intended to be established in this Agreement.

11. Confidentiality

The existence and terms of this Agreement are confidential information. Without the prior written consent of the other parties, any party shall not disclose the confidential information to any third party, except the senior staff, directors, employees, agents and professional consultants related to the project, unless all parties shall disclose the information about this Agreement to the government, the public or shareholders according to law, or submit this Agreement to relevant institutions for filing. This article shall survive any change, cancellation or termination of this Agreement.

12. Default Liability

If one party fails to perform any of its obligations under this Agreement, or any statement or guarantee made by it under this Agreement is untrue or inaccurate, the party is in violation of this Agreement and should compensate for the actual losses caused to the other parties.

13. Force Majeure

Force Majeure refers to events (including but not limited to earthquake, typhoon, flood, fire, strike, war or riot) that any party cannot foresee and cannot avoid, control and overcome when this Agreement is signed. If the performance of the Agreement is affected by force majeure, the party suffering from force majeure shall immediately (i) notify the other parties by telegraph, fax or other electronic form and provide corresponding documentary evidence within fifteen (15) working days; (ii) take all reasonable measures to eliminate or mitigate the impact caused by the force majeure, and resume the performance of relevant obligations after the impact caused by the force majeure is eliminated or mitigated. According to the degree of impact on the performance of this Agreement, all parties shall decide through negotiation whether to cancel the Agreement, or whether to partially waive the responsibility for the performance of the Agreement, or whether to delay the performance of the Agreement.

14. Notice

Any notice, consent, contract or other communication issued under or in connection with this Agreement shall be in written form and shall be sent to the following address or other address known by all parties.

Party A: Yixing Manxian Information Technology Co., Ltd. (宜興滿鮮信息科技有限公司)

Address: No. 528 Luyuan Road, Xinjie Street, Yixing City

Party B: Jiangsu Manyun Software Technology Co., Ltd. (江蘇滿運軟件科技有限公司)

Address: 3-6/F, Building 3 (Building A), Wanbo Science and Technology Park, 20 Fengxin Road, Yuhuatai District, Nanjing

Party B: Tianjin Zhihui Yunli Management Consulting Partnership (Limited Partners) (天津智慧運力管理諮詢合夥企業（有限合夥）)

Address: Room 202, Office Area Of Inspection Warehouse, No. 6262 Aozhou Road, Tianjin Pilot Free Trade Zone (Dongjiang Free Trade Port Zone) (No. 3704 of Free Trade Zone Branch, Tianjin Dongjiang Business Secretarial Services Co., Ltd.)

Party B: Hui Zhang

Address: Room 1504, Building 5, No.48 Xizhimaying, Baixia District, Nanjing

Party C: Nanjing Manyun Cold Chain Technology Co., Ltd. (南京滿運冷鏈科技有限公司)

Address: 5/F, Building 3, 20 Fengxin Road, Yuhuatai District, Nanjing

Unless otherwise specified in this Agreement, the notice or communication delivered in person shall be deemed to have been delivered at the time of delivery. Any notice or communication sent in the form of prepaid envelope shall be deemed to have been delivered forty-eight (48) hours after being posted.

15. Supplementary Provisions

15.1 This Agreement shall be governed by the laws of China in all respects. All disputes arising from the performance of this Agreement shall be settled by all parties through friendly negotiation. If all parties fail to reach consensus within thirty (30) days after the disputes arise, the disputes shall be submitted to Shanghai Branch of China International Economic and Trade Arbitration Commission for arbitration in accordance with the arbitration rules then in effect. The seat of arbitration shall be Shanghai. The arbitration shall be made in Chinese. The arbitration award shall be final and binding on all parties. Except for the part being submitted for arbitration, other parts of this agreement shall remain valid. During the arbitration, all parties have the right to apply to the people’s court where the Party C is located for property preservation or take other measures permitted by law, so as to support the arbitration.

15.2 This Agreement shall take effect since the date of signing by all parties and will be terminated after all obligations under the Master Contract are fully implemented or terminated for any reason.

15.3 The annex to this Agreement is an integral part of this Agreement, and has the same effect as the main text of this Agreement.

15.4 Each article of this Agreement shall be separable and independent from other articles. If any one or more articles of this Agreement become invalid, illegal or unenforceable at any time, the validity, legality and enforceability of other articles will not be affected.

15.5 All parties shall bear and pay the taxes involved in this Agreement according to law.

15.6 Any amendment or supplement to this Agreement must be made in written form, and shall come into effect only after being effectively signed by all parties to this Agreement.

15.7 This Agreement is written in Chinese. The original is made in nonduplicate. Party A and Party C hold one copy for each; Party B holds three copies; the remaining four copies are submitted to the relevant industrial and commercial registration authority for registration and filing.

(No text below)

(Signature page to Amended and Restated Equity Interest Pledge Agreement)

Party A (stamp): Yixing Manxian Information Technology Co., Ltd. (宜興滿鮮信息科技有限公司)

Signature:	/s/ WANG Yuchen
Name:	WANG Yuchen (王玉琛)
Post:	Legal Representative

Party B:

Jiangsu Manyun Software Technology Co., Ltd. (江蘇滿運軟件科技有限公司) (stamp)

Signature:	/s/ SHI Bao
Name:	SHI Bao (石保)
Post:	Legal Representative

Tianjin Zhihui Yunli Management Consulting Partnership (Limited Partners) (天津智慧運力管理諮詢合夥企業（有限合夥）) (stamp)

Signature:	/s/ MA Guizhen
Name:	MA Guizhen (馬桂珍)
Post:	Representative appointed by the Managing Partners

Hui Zhang (signature):	/s/ ZHANG Hui

Party C (stamp): Nanjing Manyun Cold Chain Technology Co., Ltd. (南京滿運冷鏈科技有限公司)

Signature:	/s/ WANG Yuchen
Name:	WANG Yuchen (王玉琛)
Post:	Legal Representative

[This page is an annex to the Amended and Restated Equity Interest Pledge Agreement]

List of Agreements

1. Amended and Restated Exclusive Service Agreement

2. Amended and Restated Exclusive Option Agreement

3. Amended and Restated Power of Attorney